Exhibit 10.49

8 Devonshire Square

London EC2M 4PL

tel: 020 7623 5500

fax: 020 7621 1511

31 December 2007

Strictly private and confidential -

Addressee only

Mr Stephen P. McGill

Green End Park

Dane End

Ware

Hertfordshire

SG12 ONU

Dear Stephen

Re: Variation of your executive agreement

I set out below the amendments to the terms and conditions of your employment with Aon Limited (“the Company”) as set out in your offer letter and Executive Agreement dated 22 April 2005 and your overseas assignment letter dated 26 July 2006.

1.                 Contract Term and Payment in Lieu of Notice:    Clauses 6.1 and 6.2 of your Executive Agreement shall be deleted and replaced with the following paragraphs:

6.1.1                           This Agreement shall commence on the date set out in paragraph 3 (i) of the Schedule to this Agreement and shall (subject to termination by notice as provided below, the provisions for termination in clause 6.3 below, or the provisions for summary termination as provided in clause 25 of this Agreement) continue for a fixed period until 1 January 2013 (the “Fixed Term Period”);

6.1.2                      This Agreement can be renewed beyond 1 January 2013 by the Company giving to you 90 days notice of renewal by 1 October 2012, such offer of renewal to be accepted by you within 30 days of the date of the offer. If this Agreement is renewed then it shall continue until terminated by either party giving to the other not less than 12 months’ written notice (the “Notice Period”);

6.2                               The Company reserves the right to terminate your employment prior to the end of the Fixed Term Period by giving you not less than 12 months’ notice or in its sole discretion making a payment in lieu of notice as set out below. Unless such termination is under the provision as provided in clause 6.3 of this Agreement or under the provisions for summary termination at clause 25 of this Agreement the Company will pay you a sum equal to the aggregate of the salary and benefits for any period of the 12 months notice not worked by you plus the salary that would otherwise have been payable during the remainder of the Fixed Term Period (the “Fixed Term Early Payment Period”). In the event that the Company gives you notice after 2 January 2012 so that your employment ends after the Fixed Term Period, the Company reserves the right to apportion the payment to you for the notice period under this clause 6 for the Fixed Term Early Payment Period and under clause 7 for the remainder of the notice period.

Aon Limited

Registered Office: 8 Devonshire Square, London EC2M 4PL

Registered in London No. 210725 • VAT Registration No. 480 8401 48

Aon Limited is authorised and regulated by the Financial Services Authority in respect of insurance mediation activities only

2.                                       Bonus Scheme: In accordance with clause 13 of your Executive Agreement, you shall, from 1 January 2008, be entitled to participate in the Senior Management Incentive Plan, subject to the terms and conditions of such scheme from time to time in force. Any awards under this Plan are made entirely at the Company’s discretion. Subject to approval by the Organisation and Compensation Committee, your target bonus rate shall be no less than 150% of your salary as at 1 April of each year.

The Company may, at its sole discretion, pay any award under this Plan as cash and/or Aon restricted stock (RSUs). Any award made as RSUs shall be subject to the terms and conditions of the RSUs from time to time in force.

From 1 January 2008, you shall not participate in any other bonus scheme including the bonus scheme set out on page 4 of your offer letter dated 22nd April 2005.

3.                                       Leadership Performance Plan:

Subject to the Compensation Committee’s approval, you shall be eligible to participate in the Company’s Leadership Performance Plan, a sub plan of the Aon Stock Incentive Plan, for the performance cycle from 1 January 2008 to 31 December 2010 at a target participation level of $3 million. You shall be eligible to be considered for an award each subsequent year beginning in 2009. Any award granted will be governed by the terms and conditions of the Leadership Performance Plan, or such successor plan, that shall from time to time be in force.

4.                                       Pension: Your existing pension arrangements shall continue, save that paragraph 10 of the Schedule to the Executive Agreement shall be deleted and replaced with the following:

Aon 1999 Pension Scheme, Tier 3, 25% of salary per annum.

Until your return to work for the Company in the UK, the Company will discuss your pension arrangements with you and seek to provide this benefit in a tax efficient manner.

5.                                       Expatriate Allowance: In recognition of the increase in costs associated with your expatriate service in the U.S, your expatriate allowance as set out in clause 8(a) of your overseas assignment letter dated 26th July 2006 shall be increased to $25,000 net of tax per month effective from 1 January 2007. Your expatriate allowance for 2007 shall be paid to you in the US by 15 December 2007.

The Company shall deduct from your expatriate allowance for 2007 all non-reimburseable expenses for travel costs to and from work, for travel costs for you and your spouse for non-business related reasons during 2007 and for the costs of your move from Northfield to Chicago including the maintenance and preparation of your home for sale and your moving expenses. Your expatriate allowance from January 2008 shall be payable to you in twice monthly instalments in the US.

This allowance shall cover your housing and travel costs and other incidental expenses whilst on assignment in the US including but not limited to the following:

Your rent or mortgage payments, travel costs for you to and from work and a car allowance.

This allowance shall not cover any expenses incurred by you in filing your tax returns with the relevant authorities while on expatriate assignment.

This allowance will cease upon the earlier of your return to work for the Company in the UK or the end of the Fixed Term Period.

Please sign and date this letter and return one copy to me to confirm your understanding of this letter and acceptance of the changes to your Executive Agreement set out above.

Yours sincerely,

/s/ Jane Owen
Jane Owen
Aon Limited

I understand and accept the amendments to my Executive Agreement as set out above.

/s/ Stephen P. McGill	31st January 2008
Stephen P. McGill	Date